News Release

For Immediate Release:	For More Information,
January 26, 2017	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Fourth Quarter and Annual Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today fourth quarter of 2016 net income available to common shareholders of $8.4 million, or $0.40 per diluted common share, an increase of 23.6% from the $6.8 million, or $0.33 per diluted common share, recorded in the fourth quarter of 2015. The significant increase in quarterly earnings was the result of loan and deposit growth, as well as other initiatives that increased profitability.

For the year ended December 31, 2016, the Company recorded net income available to common shareholders of $27.3 million, or $1.33 per diluted common share, compared to the $26.4 million, or $1.30 per diluted common share, recorded in 2015. Results for 2016 were negatively impacted by the Company’s early termination of its FDIC loss share agreements, the impact of which was partially offset by a gain realized from a branch exchange during the Company’s third quarter.

Other highlights for the fourth quarter and year include:

•	Loan growth of $59.3 million for the fourth quarter of 2016, which represents 8.9% annualized growth. Loan growth for the year was $191.8 million, an increase of 7.6%.

•	Deposit growth of $36.5 million for the fourth quarter of 2016, which represents 5.0% annualized growth. Deposit growth for the year amounted to $136.1 million, an increase of 4.8%.

•	During the first half of 2016, the Company completed the purchase of an insurance agency and a firm that specializes in providing consulting services for financial institutions across the country related to Small Business Administration (“SBA”) loan origination and servicing. These acquisitions diversified the Company’s revenue sources and increased noninterest income.

•	During the second half of 2016, the Company launched its own SBA lending division, which offers SBA loans to small business owners throughout the United States. Gains of $1.4 million were realized in the second half of 2016 related to sales of the guaranteed portions of these loans.

•	During the third quarter of 2016, the Company completed a branch exchange with First Community Bank, headquartered in Bluefield, Virginia. The Company exchanged its seven branches in Virginia for six of First Community Bank’s branches in North Carolina, with four locations in Winston-Salem and one each in Mooresville and Huntersville. The Company recorded a gain of $1.5 million on this transaction.

•	The Company terminated all loss share agreements with the FDIC during the third quarter of 2016, which resulted in a charge of approximately $5.7 million. The loss share agreements arose from the acquisitions of failed banks in 2009 and 2011.

•	In June 2016, the Company announced its entry into an agreement to acquire Carolina Bank Holdings, Inc., and its wholly-owned subsidiary, Carolina Bank, headquartered in Greensboro, North Carolina with approximately $700 million in assets. The closing of this transaction is expected to occur prior to March 31, 2017.

•	During 2016, the Company significantly increased its presence in Charlotte, Raleigh, Greensboro and Winston-Salem, high growth markets in North Carolina, through a combination of personnel additions and new office locations.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2016 amounted to $31.3 million, a 4.1% increase from the $30.1 million recorded in the fourth quarter of 2015. Net interest income for the year ended December 31, 2016 amounted to $123.4 million, a 3.0% increase from the $119.7 million recorded in 2015. The higher net interest income was primarily due to growth in the Company’s loans outstanding.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the fourth quarter of 2016 was 3.94% compared to 4.05% for the fourth quarter of 2015. For the year ended December 31, 2016, the Company’s net interest margin was 4.03% compared to 4.13% in 2015. The lower margins in 2016 were primarily due to lower loan yields, which have been impacted by the continued low interest rate environment.

Excluding the effects of discount accretion, the Company’s net interest margin was 3.83% for the fourth quarter of 2016 compared to 3.94% for the fourth quarter of 2015, with the loan yield for the fourth quarter of 2016 being 4.47% compared to 4.56% for the fourth quarter of 2015.

See the Financial Summary for a table that presents the impact of loan discount accretion on net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

Provision for Loan Losses and Asset Quality

The Company recorded no provision for loan losses in the fourth quarter of 2016 compared to a negative provision of $43,000 in the fourth quarter of 2015. For the year ended December 31, 2016, the Company recorded a negative provision for loan losses of $23,000 compared to a negative provision of $780,000 in 2015.

For periods prior to the third quarter of 2016, the Company’s provision for loan losses was disclosed in separate line items between covered loans and non-covered loans, as shown in the attached tables. Generally, the Company had recorded provisions for loan losses on non-covered loans as a result of net charge-offs and loan growth, while significant recoveries in the Company’s covered loan portfolios resulted in negative provisions for loan losses. Upon the termination of the FDIC loss share agreements, effective September 22, 2016, all loans are classified as non-covered.

The Company’s provision for loan loss levels have been impacted by continued improvement in asset quality. Nonperforming assets amounted to $59.1 million at December 31, 2016, a decrease of 33.8% from the $89.3 million one year earlier. The Company’s nonperforming assets to total assets ratio was 1.64% at December 31, 2016 compared to 2.66% at December 31, 2015. Annualized net charge-offs as a percentage of average loans for the three and twelve months ended December 31, 2016 were 0.12% and 0.14%, respectively, compared to 0.23% and 0.46%, respectively, for the comparable periods of 2015.

Noninterest Income

Total noninterest income was $9.5 million and $5.7 million for the three months ended December 31, 2016 and December 31, 2015, respectively. For the year ended December 31, 2016, noninterest income amounted to $25.6 million compared to $18.8 million for the year ended December 31, 2015.

Core noninterest income for the fourth quarter of 2016 was $9.7 million, an increase of 30.4% from the $7.4 million reported for the fourth quarter of 2015. For the full year of 2016, core noninterest income amounted to $35.0 million, a 19.3% increase from the $29.3 million recorded in 2015. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, v) SBA consulting fees, vi) SBA loan sale gains and vii) bank-owned life insurance income.

The increases in core noninterest income are primarily the result of the following initiatives by the Company to increase noninterest income:

•	On January 1, 2016, the Company acquired Bankingport, Inc., an insurance agency located in Sanford, North Carolina, which is primarily responsible for the increases in commissions from financial product sales in the accompanying tables.

•	On May 5, 2016, the Company completed the acquisition of a firm that specializes in providing consulting services for financial institutions across the country related to SBA loan origination and servicing. The Company recorded $3.2 million in SBA consulting fees from the date of the acquisition through December 31, 2016.

•	In the third quarter of 2016, the Company launched a national SBA lending division. This division offers SBA loans to small business owners throughout the United States. Since the launch in the third quarter of 2016, this division originated $24.8 million of SBA loans and earned $1.4 million from gains on the sales of the guaranteed portions of these loans.

In the fourth quarter of 2016, the Company recorded no indemnification asset expense compared to $1.5 million in indemnification asset expense in the fourth quarter of 2015. For the year ended December 31, 2016, indemnification asset expense amounted to $10.3 million compared to $8.6 million in indemnification asset expense for 2015. As previously discussed, effective September 22, 2016, the Company terminated its FDIC loss share agreements, which resulted in the Company recording indemnification asset expense of $5.7 million during the third quarter of 2016.

Included in the $1.4 million of “Other gains (losses)” recorded for the year ended December 31, 2016, is a net gain of $1.5 million as a result of the branch exchange with First Community Bank, which was completed during the third quarter of 2016.

Noninterest Expenses

Noninterest expenses amounted to $28.2 million in the fourth quarter of 2016 compared to $25.5 million recorded in the fourth quarter of 2015. Noninterest expenses for the year ended December 31, 2016 amounted to $106.8 million compared to $98.1 million recorded in 2015.

Salaries expense increased to $13.8 million in the fourth quarter of 2016 from the $12.2 million recorded in the fourth quarter of 2015. Salaries expense for the year ended December 31, 2016 amounted to $51.3 million compared to $47.7 million in 2015. The primary reason for increases in salaries expense is due to the growth initiatives previously discussed.

Merger and acquisition expenses amounted to $0.1 million and $1.4 million, respectively, for the three and twelve months ended December 31, 2016, compared to none in the comparable periods of 2015.

Balance Sheet and Capital

Total assets at December 31, 2016 amounted to $3.6 billion, a 7.5% increase from a year earlier. Total loans at December 31, 2016 amounted to $2.7 billion, a 7.6% increase from a year earlier, and total deposits amounted to $2.9 billion at December 31, 2016, a 4.8% increase from a year earlier.

The $192 million increase in the Company’s loans at December 31, 2016 compared to a year earlier is primarily related to ongoing internal initiatives to drive loan growth, including the Company’s expansion into higher growth markets.

Total deposits increased $136 million at December 31, 2016 compared to December 31, 2015, which was driven by a $175 million increase, or 8.3%, in checking, money market and savings accounts. Retail time deposits declined by $99 million, or 15.8%, over this same period, while deposits obtained from brokers increased $60 million, or 78.6%.

On December 22, 2016, the Company entered into an agreement with a shareholder to exchange 728,706 shares of the Company’s preferred stock for the same number of shares of the Company’s common stock. As a result of this exchange, the Company has no shares of preferred stock currently outstanding. This transaction did not affect the Company’s total amount of equity.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at December 31, 2016 of 13.33% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 8.16% at December 31, 2016, an increase of three basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented on today’s report, “We are pleased with our results for 2016. We experienced solid loan and deposit growth and our fourth quarter earnings were especially strong. We also completed several initiatives that we believe will benefit our shareholders for years to come, and we look forward to completing our pending acquisition of Carolina Bank.” Mr. Moore continued, “We thank our customers for the opportunity to be of service.”

In addition to the business developments previously discussed, the following were noted during the fourth quarter of 2016:

•	On November 14, 2016, First Bank opened a full service branch in Greenville, North Carolina. The branch is located at 1201 E. Arlington Boulevard. First Bank had opened a loan production office in Greenville in the fourth quarter of 2012.

•	The Company expects its acquisition of Carolina Bank Holdings, Inc. to be completed during the first quarter of 2017 following receipt of all regulatory approvals. The transaction was approved by the shareholders of Carolina Bank Holdings, Inc. on December 20, 2016.

•	On December 15, 2016, the Company announced a quarterly cash dividend of $0.08 cents per share payable on January 25, 2017 to shareholders of record on December 31, 2016. This is the same dividend rate as the Company declared in the fourth quarter of 2015.

Note Regarding Components of Earnings

For the periods presented, the Company’s results of operations were significantly affected by the accounting for two FDIC-assisted failed bank acquisitions. In the discussion above and in the accompanying tables, the term “covered” is used to describe assets that were included in FDIC loss share agreements, while the term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement. As previously discussed, all loss share agreements were terminated in the third quarter of 2016 and thus the entire loan portfolio is now classified as non-covered. Certain prior period disclosures will continue to present the breakout of the loan portfolio between covered and non-covered.

Certain covered loans continued to have an unaccreted discount associated with them at the time of transfer to non-covered status. Such loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that pay off, will continue to result in positive adjustments to interest income being recorded over the life of the respective loan – also referred to as loan discount accretion.

For periods prior to July 1, 2016, because favorable changes in covered assets resulted in lower expected FDIC claims, and unfavorable changes in covered assets resulted in higher expected FDIC claims, the FDIC indemnification asset was adjusted to reflect those expectations. The net increase or decrease in the indemnification asset was reflected within noninterest income, with the net impact being that pretax income was generally only impacted by 20% of the income or expense associated with provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $3.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 89 branches in North Carolina and South Carolina. First Bank also has loan production offices in Greensboro, North Carolina and Raleigh, North Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

Additional Information About the Proposed Transaction WITH CAROLINA BANK and Where to Find It

This communication includes statements made in respect of the proposed transaction involving First Bancorp and Carolina Bank Holdings, Inc. (“Carolina Bank”).  This material is not a solicitation of any vote or approval of Carolina Bank’s shareholders and is not a substitute for the proxy statement/prospectus or any other documents which First Bancorp and Carolina Bank may send to their respective shareholders in connection with the proposed merger.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, First Bancorp has filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of Carolina Bank and a prospectus of First Bancorp, as well as other relevant documents concerning the proposed transaction.  Investors and security holders are also urged to carefully review and consider each of First Bancorp’s and Carolina Bank’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. BEFORE MAKING ANY INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF CAROLINA BANK ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other filings containing information about First Bancorp and Carolina Bank at the SEC’s website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by First Bancorp on its website at http://www.localfirstbank.com and by Carolina Bank on its website at http://www.carolinabank.com.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2016	2015	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$31,021	29,615
Interest on investment securities	1,998	2,057
Other interest income	271	135
Total interest income	33,290	31,807	4.7%
Interest expense
Interest on deposits	1,310	1,264
Interest on borrowings	687	490
Total interest expense	1,997	1,754	13.9%
Net interest income	31,293	30,053	4.1%
Provision for loan losses – non-covered loans	—	636
Provision (reversal) for loan losses – covered loans	—	(679)
Total provision (reversal) for loan losses	—	(43)	n/m
Net interest income after provision for loan losses	31,293	30,096	4.0%
Noninterest income
Service charges on deposit accounts	2,611	2,924
Other service charges, commissions, and fees	3,044	2,815
Fees from presold mortgages	542	512
Commissions from financial product sales	946	663
SBA consulting fees	1,301	—
SBA loan sale gains	739	—
Bank-owned life insurance income	526	529
Foreclosed property gains (losses)	(436)	36
FDIC indemnification asset expense, net	—	(1,530)
Securities gains (losses)	—	—
Other gains (losses)	200	(224)
Total noninterest income	9,473	5,725	65.5%
Noninterest expenses
Salaries expense	13,787	12,204
Employee benefit expense	2,920	2,432
Occupancy and equipment expense	2,962	2,798
Merger and acquisition expenses	145	—
Intangibles amortization	377	181
Other operating expenses	7,992	7,888
Total noninterest expenses	28,183	25,503	10.5%
Income before income taxes	12,583	10,318	22.0%
Income taxes	4,228	3,521	20.1%
Net income	8,355	6,797	22.9%

Preferred stock dividends	—	(37)

Net income available to common shareholders	$8,355	6,760	23.6%

Earnings per common share – basic	$0.41	0.34	20.6%
Earnings per common share – diluted	0.40	0.33	21.2%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$31,293	30,053
Tax-equivalent adjustment (1)	544	423
Net interest income, tax-equivalent	$31,837	30,476	4.5%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 38% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2016	2015	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$121,322	117,872
Interest on investment securities	8,782	8,125
Other interest income	883	658
Total interest income	130,987	126,655	3.4%
Interest expense
Interest on deposits	5,170	5,319
Other, primarily borrowings	2,437	1,589
Total interest expense	7,607	6,908	10.1%
Net interest income	123,380	119,747	3.0%
Provision for loan losses – non-covered loans	2,109	2,008
Provision (reversal) for loan losses – covered loans	(2,132)	(2,788)
Total provision (reversal) for loan losses	(23)	(780)	n/m
Net interest income after provision for loan losses	123,403	120,527	2.4%
Noninterest income
Service charges on deposit accounts	10,571	11,648
Other service charges, commissions, and fees	11,913	10,906
Fees from presold mortgages	2,033	2,532
Commissions from financial product sales	3,790	2,580
SBA consulting fees	3,199	—
SBA loan sale gains	1,433	—
Bank-owned life insurance income	2,052	1,665
Foreclosed property gains (losses)	(625)	(1,486)
FDIC indemnification asset expense, net	(10,255)	(8,615)
Securities gains (losses)	3	(1)
Other gains (losses)	1,437	(465)
Total noninterest income	25,551	18,764	36.2%
Noninterest expenses
Salaries expense	51,252	47,660
Employee benefit expense	10,812	9,134
Occupancy and equipment expense	11,446	11,107
Merger and acquisition expenses	1,431	—
Intangibles amortization	1,211	722
Other operating expenses	30,669	29,508
Total noninterest expenses	106,821	98,131	8.9%
Income before income taxes	42,133	41,160	2.4%
Income taxes	14,624	14,126	3.5%
Net income	27,509	27,034	1.8%

Preferred stock dividends	(175)	(603)

Net income available to common shareholders	$27,334	26,431	3.4%

Earnings per common share – basic	$1.37	1.34	2.2%
Earnings per common share – diluted	1.33	1.30	2.3%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$123,380	119,747
Tax-equivalent adjustment (1)	2,054	1,634
Net interest income, tax-equivalent	$125,434	121,381	3.3%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 38% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2016	2015	2016	2015
Return on average assets (1)	0.94%	0.82%	0.80%	0.82%
Return on average common equity (2)	9.17%	7.96%	7.73%	8.04%
Net interest margin – tax-equivalent (3)	3.94%	4.05%	4.03%	4.13%
Net charge-offs to average loans	0.12%	0.23%	0.14%	0.46%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	$0.08	$0.32	$0.32
Stated book value – common	17.66	16.96	17.66	16.96
Tangible book value – common	13.85	13.56	13.85	13.56
Common shares outstanding at end of period	20,844,505	19,747,509	20,844,505	19,747,509
Weighted average shares outstanding – basic	20,146,230	19,787,459	19,964,727	19,767,470
Weighted average shares outstanding – diluted	20,852,861	20,522,125	20,732,917	20,499,727

CAPITAL RATIOS
Tangible common equity to tangible assets	8.16%	8.13%	8.16%	8.13%
Common equity tier I capital ratio	10.87%	11.22%	10.87%	11.22%
Tier I leverage ratio	10.09%	10.38%	10.09%	10.38%
Tier I risk-based capital ratio	12.46%	13.30%	12.46%	13.30%
Total risk-based capital ratio	13.33%	14.45%	13.33%	14.45%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,539,363	$3,282,853	$3,422,267	$3,230,302
Loans	2,683,493	2,504,022	2,603,327	2,434,602
Earning assets	3,214,719	2,982,356	3,108,918	2,936,624
Deposits	2,905,501	2,732,231	2,827,513	2,687,381
Interest-bearing liabilities	2,380,614	2,258,911	2,324,823	2,218,246
Shareholders’ equity	369,037	348,777	360,715	376,287

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Net interest income – tax-equivalent (1)	$31,837	30,888	32,055	30,654	30,476
Taxable equivalent adjustment (1)	544	534	517	459	423
Net interest income	31,293	30,354	31,538	30,195	30,053
Provision for loan losses – non-covered	—	—	489	1,621	636
Provision (reversal) for loan losses - covered	—	—	(770)	(1,363)	(679)
Noninterest income	9,473	5,157	5,919	5,002	5,725
Noninterest expense	28,183	27,718	26,147	24,773	25,503
Income before income taxes	12,583	7,793	11,591	10,166	10,318
Income tax expense	4,228	3,115	3,952	3,329	3,521
Net income	8,355	4,678	7,639	6,837	6,797
Preferred stock dividends	—	(58)	(59)	(58)	(37)
Net income available to common shareholders	8,355	4,620	7,580	6,779	6,760

Earnings per common share – basic	0.41	0.23	0.38	0.34	0.34
Earnings per common share – diluted	0.40	0.23	0.37	0.33	0.33

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)	At Dec. 31, 2016	At Sept. 30, 2016	At Dec. 31, 2015	One Year Change
Assets
Cash and due from banks	$71,645	64,145	53,285	34.5%
Interest bearing deposits with banks	234,348	217,188	213,983	9.5%
Total cash and cash equivalents	305,993	281,333	267,268	14.5%

Investment securities	329,042	334,964	320,224	2.8%
Presold mortgages	2,116	4,094	4,323	(51.1%	)

Loans – non-covered	2,710,712	2,651,459	2,416,285
Loans – covered (1)	—	—	102,641
Total loans	2,710,712	2,651,459	2,518,926	7.6%
Allowance for loan losses	(23,781)	(24,575)	(28,583)	(16.8%	)
Net loans	2,686,931	2,626,884	2,490,343	7.9%

Premises and equipment	75,351	76,731	74,559	1.1%
FDIC indemnification asset	—	—	8,439	n/m
Intangible assets	79,475	79,995	67,171	18.3%
Foreclosed real estate	9,532	10,103	9,994	(4.6%	)
Bank-owned life insurance	74,138	73,613	72,086	2.8%
Other assets	52,284	49,530	47,658	9.7%
Total assets	$3,614,862	3,537,247	3,362,065	7.5%

Liabilities
Deposits:
Non-interest bearing checking accounts	$756,003	749,256	659,038	14.7%
Interest bearing checking accounts	635,431	593,065	626,878	1.4%
Money market accounts	683,680	658,166	636,692	7.4%
Savings accounts	209,074	207,494	186,616	12.0%
Brokered deposits	136,466	147,406	76,412	78.6%
Other time deposits > $100,000	287,939	306,041	329,819	(12.7%	)
Other time deposits	238,760	249,412	295,830	(19.3%	)
Total deposits	2,947,353	2,910,840	2,811,285	4.8%

Borrowings	271,394	236,394	186,394	45.6%
Other liabilities	28,014	25,065	22,196	26.2%
Total liabilities	3,246,761	3,172,299	3,019,875	7.5%

Shareholders’ equity
Preferred stock	—	7,287	7,287	n/m
Common stock	147,287	139,979	133,393	10.4%
Retained earnings	225,921	219,233	205,060	10.2%
Accumulated other comprehensive loss	(5,107)	(1,551)	(3,550)	(43.9%	)
Total shareholders’ equity	368,101	364,948	342,190	7.6%
Total liabilities and shareholders’ equity	$3,614,862	3,537,247	3,362,065	7.5%

(1)	All FDIC loss share agreements were terminated effective September 22, 2016, and accordingly, assets previously covered under those agreements became non-covered on that date.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Yield on loans	4.60%	4.52%	4.83%	4.70%	4.69%
Yield on securities – tax-equivalent (1)	3.09%	3.05%	3.06%	3.26%	2.99%
Yield on other earning assets	0.53%	0.58%	0.61%	0.54%	0.36%
Yield on all interest earning assets	4.19%	4.17%	4.45%	4.32%	4.29%

Rate on interest bearing deposits	0.24%	0.24%	0.25%	0.25%	0.24%
Rate on other interest bearing liabilities	1.15%	1.13%	1.20%	1.18%	1.05%
Rate on all interest bearing liabilities	0.33%	0.33%	0.32%	0.33%	0.31%
Total cost of funds	0.25%	0.25%	0.25%	0.25%	0.24%

Net interest margin – tax-equivalent (2)	3.94%	3.93%	4.21%	4.07%	4.05%
Average prime rate	3.55%	3.50%	3.50%	3.50%	3.29%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Interest income – increased by accretion of loan discount	$898	822	1,676	1,055	854
Impact on net interest income	$898	822	1,676	1,055	854

ASSET QUALITY DATA ($ in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Nonperforming assets
Nonaccrual loans	$27,468	32,796	37,975	41,411	47,810
Troubled debt restructurings - accruing	22,138	27,273	29,271	30,514	31,489
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	49,606	60,069	67,246	71,925	79,299
Foreclosed real estate	9,532	10,103	10,606	10,336	9,994
Total nonperforming assets	$59,138	70,172	77,852	82,261	89,293
Total covered nonperforming assets included above (1)	$—	—	8,024	10,698	12,100
Asset Quality Ratios
Net quarterly charge-offs to average loans - annualized	0.12%	0.06%	0.05%	0.35%	0.23%
Nonperforming loans to total loans	1.83%	2.27%	2.59%	2.83%	3.15%
Nonperforming assets to total assets	1.64%	1.98%	2.25%	2.43%	2.66%
Allowance for loan losses to total loans	0.88%	0.93%	1.00%	1.05%	1.13%

(1)	All FDIC loss share agreements were terminated effective September 22, 2016 and, accordingly, assets previously covered under those agreements became non-covered on that date.

First Bancorp and Subsidiaries Financial Summary - Page 6

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Net interest income, as reported	$31,293	30,354	31,538	30,195	30,053
Tax-equivalent adjustment	544	534	517	459	423
Net interest income, tax-equivalent (A)	$31,837	30,888	32,055	30,654	30,476
Average earning assets (B)	$3,214,719	3,127,219	3,064,959	3,028,775	2,982,356
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	3.94%	3.93%	4.21%	4.07%	4.05%

Net interest income, tax-equivalent	$31,837	30,888	32,055	30,654	30,476
Loan discount accretion	898	822	1,676	1,055	854
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$30,939	30,066	30,379	29,599	29,622
Average earnings assets (B)	$3,214,719	3,127,219	3,064,959	3,028,775	2,982,356
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.83%	3.82%	3.99%	3.93%	3.94%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At December 31, 2016, the Company had a remaining loan discount balance of $12.7 million compared to $15.3 million at December 31, 2015. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.